Exhibit 99.1


CONTACT: Tim Gallagher                         FOR IMMEDIATE RELEASE

           CARNIVAL CORPORATION WILL COMMENCE ALL CASH TENDER OFFER OF
                      NOK 30 PER SHARE FOR NCL HOLDING ASA
                         IN USD 1.7 BILLION TRANSACTION

Offers NCL Shareholders Premium of Approximately 40% Over 30-Day Average Closing
                                      Price

Carnival to Maintain NCL Name and Autonomous Operations, As with Other Carnival
                               Corporation Brands

Consumers to Benefit from Combined Company's Broad Range of Travel, Leisure and
                                Vacation Choices

     Proposed Acquisition to Build on Carnival Corporation's Ties to Norway


         MIAMI (12/01/99) - Carnival Corporation (NYSE: CCL) today announced that it will commence a cash tender offer to purchase all of the outstanding shares of NCL Holding ASA (OSLO: NCL) at NOK 30 per share. The offer represents a 32.2% premium over NCL's per share closing price on Tuesday, November 30, 1999, and an approximate 40 % premium over NCL's 30-day average closing price.

         The acquisition is not expected to be dilutive to Carnival's earnings per share in 2000 and is expected to become accretive to Carnival's EPS beginning in 2001.

         According to Carnival Corporation Chairman and CEO Micky Arison, "NCL provides cruise vacation products that have been present in the leisure travel industry for many years. However, the company stands to achieve greater success under the Carnival Corporation umbrella, which will provide NCL with economies of scale, greater access to capital, marketing and operating expertise and stronger credibility in the leisure and vacation industry."

         He added that Carnival Corporation's management approach has been to maintain the identity of its various brands and to allow them to operate autonomously under their own
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managements. "Cruise lines acquired by Carnival Corporation have become larger, more profitable companies with greater capacity and an increased number of employees following acquisition," said Arison.

         He also pointed out that Carnival Corporation already has ties to Norway through its Seabourn Cruise brand, founded by Norwegian entrepreneur Atle Brynestad who sits on Carnival's board of directors, through the employment of many Norwegian officers and crew and the Norwegian flagging of some of its vessels.

         The tender offer is scheduled to expire on December 22, 1999, at 1600 hours Oslo time. Completion of the offer is conditioned upon Carnival's receiving acceptances of a majority of the shares and the receipt of all corporate, regulatory and government approvals and other customary conditions found in transactions of this type, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. No assurance can be given that the foregoing conditions will be satisfied or that the transaction will be finalized.

         The tender offer, when initiated, will not be made directly or indirectly in or into the United States, Japan, Canada and Australia, and the offer documents will not be distributed in the United States, Japan, Canada and Australia. In addition, the tender offer will not extend to the American Depository Shares or American Depositary Receipts of NCL. If Carnival acquires 40% or more of all outstanding shares of NCL, Carnival will be required under Norwegian law to make a tender offer for all outstanding NCL shares, including shares underlying American Depositary Shares and American Depository Receipts.

         Christiania Markets in Oslo is serving as financial advisor to Carnival Corporation on this transaction.

         Miami-based Carnival Corporation is comprised of Carnival Cruise Lines, the worlds' largest cruise line based on passengers carried, Holland America Line, Windstar Cruises, Cunard Line Limited, which operates the Cunard and Seabourn cruise brands, and interests in Costa Cruises and Airtours plc. Combined, Carnival Corporation's various brands operate 45 ships in the Caribbean, Alaska, Europe and other worldwide destinations. Additional information is available at the Carnival Corporation web site located at www.carnivalcorp.com.

         NCL operates two cruise brands, Norwegian Cruise Line in the contemporary segment of the cruise industry and Orient Line in the premium segment, with a total combined fleet of nine ships. In addition, the company is a joint venture partner (50%) in Norwegian Capricorn
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Line which operates in Australia. The companies offer cruise itineraries ranging from three to 15 days, calling at destinations in the Caribbean, Bermuda, the Bahamas, Mexico, Alaska, Europe, Hawaii, New England, Central and South America, Antarctica, Africa, Australia and New Zealand. The company has a new 2,000-passenger ship on order, the Norwegian Sun, expected to be delivered in 2001.

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NOTE: Statements in this press release relating to matters that are not historical facts are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performances or achievements of Carnival Corporation to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions; increases in cruise industry capacity and competition; changes in tax and other laws and regulations affecting Carnival and other factors which are described in further detail in Carnival's filings with the Securities and Exchange Commission.